UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

July 3, 2018
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 3, 2018 (the “Closing Date”), Micron Technology, Inc. (“Micron”) entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Joint Lead Arranger, and Joint Book Runner, HSBC Securities (USA) Inc., as Joint Lead Arranger and Joint Book Runner, certain financial institutions as additional joint lead arrangers and certain financial institutions as lenders (the “Credit Agreement.”) The Credit Agreement provides Micron with a committed $2.0 billion revolving credit facility (the “Revolving Credit Facility”) that matures 5 years after the effective date. The Revolving Credit Facility includes a $200 million letter of credit sublimit. The Credit Agreement also provides that, under certain circumstances, including compliance with the financial covenants described below, Micron may add one or more incremental term facilities and/or incremental revolving facilities increasing commitments under the Revolving Credit Facility with the agreement of the lenders providing any such incremental facility. As of the date of the filing of this Current Report there are no borrowings outstanding under the Credit Agreement.

The Revolving Credit Facility is scheduled to mature on July 3, 2023 (the “Maturity Date.”) Micron must repay the outstanding principal amount of all loans under the Revolving Credit Facility, together with all accrued but unpaid interest, fees and other obligations owing under the Credit Agreement on the Maturity Date.

Micron’s obligations under the Credit Agreement will be unconditionally guaranteed, on a senior secured basis, by each material restricted subsidiary of Micron (subject to certain exceptions) that creates, incurs, guarantees or otherwise becomes liable for any unsecured indebtedness not otherwise permitted under the Credit Agreement unless such material restricted subsidiary becomes a guarantor of the obligations under the Credit Agreement. As of the date of the filing of this Current Report, the only guarantor subsidiary is Micron Semiconductor Products, Inc.

Pursuant to that certain Guarantee and Collateral Agreement, dated as of July 3, 2018 (the “Guarantee and Collateral Agreement”), by and among Micron, the subsidiary guarantors from time to time party thereto, and the collateral agent, Micron’s obligations under the Credit Agreement and the guarantees of the applicable subsidiary guarantors will be secured by a first-priority lien, subject to certain exceptions, in substantially all of Micron’s assets and the assets of the subsidiary guarantors. The lien under the Guarantee and Collateral Agreement is pari passu with the lien in the same assets securing obligations under that certain Credit Agreement dated April 26, 2016 (such Credit Agreement, as amended to date, the “Term Loan Credit Agreement,”) pursuant to which Micron previously borrowed a “term loan B” scheduled to mature April 26, 2022.

The collateral and guarantees under the Credit Agreement will be suspended, at Micron’s option, upon satisfaction of the following conditions: (a) Micron achieves a corporate rating of at least Ba1/BB+/BB+ from at least two of Moody’s Investors Service, Inc. (“Moody’s,") Standard & Poor’s Ratings Services (“S&P”) and Fitch, Inc. (“Fitch,”) (b) Micron repays all outstanding amounts under the Term Loan Credit Agreement and (c) Micron and its restricted subsidiaries have no priority debt that has lien or structural seniority to obligations arising under the Credit Agreement other than such priority debt that would be permitted to be incurred under the negative covenants of the Credit Agreement during a period the collateral and guarantees have been suspended.

The collateral and guarantees under the Credit Agreement will be automatically reinstated upon Micron’s corporate rating being equal to or less than either Ba3 from Moody’s or BB- from S&P (or, if Micron also maintains a corporate rating from Fitch, Micron’s corporate rating from at least two of Moody’s, S&P and Fitch being equal to or less than Ba3/ BB-/BB-). The collateral and guarantees under the Credit Agreement may also be reinstated at any time at Micron’s option.

Borrowings under the Revolving Credit Facility will bear interest, at Micron’s option, at a base rate or LIBOR, plus an applicable interest rate margin varying depending on Micron’s corporate ratings or leverage ratio (as defined below), whichever yields a lower pricing level, after an initial fixed interest rate margin period. The additional interest rate margin for borrowings ranges from .25% to 1.00% per annum in the case of base rate borrowings and from 1.25% to 2.00% per annum in the case of LIBOR borrowings.

Micron will also pay commitment fees on the average daily unused portion of total commitments under the Revolving Credit Facility at an applicable rate varying depending on Micron’s corporate ratings or leverage ratio (as defined below), whichever yields a lower pricing level, after an initial fixed commitment fee rate period. The applicable commitment fee rate ranges from 0.20% to 0.35%.

The Credit Agreement contains two financial maintenance covenants calculated as of the last day of each fiscal quarter. Micron is required to maintain, on a consolidated basis, a ratio of total indebtedness to EBITDA, as defined in the Credit

Agreement (the “leverage ratio,”) not to exceed 2.75 to 1.00, subject to a temporary four fiscal quarter increase in such maximum ratio to 3.00 to 1.00 following certain material acquisitions. In addition, Micron is required to maintain, on a consolidated basis, a ratio of EBITDA to net interest expense, as defined in the Credit Agreement, of not less than 3.50 to 1.00.

The Credit Agreement contains representations and warranties, affirmative covenants and conditions precedent to borrowing usual and customary for credit agreements of this type. The Credit Agreement contains negative covenants that restrict, subject in each case to certain exceptions, the ability of Micron and/or its restricted subsidiaries to:

•
in the case of Micron, consolidate with or merge with or into, or sell, assign, convey, transfer, lease, or otherwise dispose of all or substantially all of the properties, rights and assets of Micron and its restricted subsidiaries, taken as a whole, to another person;

•	incur, guarantee, or otherwise become liable for any indebtedness secured by a lien;

•	in the case of non-guarantor restricted subsidiaries, incur, guarantee, or otherwise become liable for any indebtedness not secured by a lien;

•	create or incur certain liens; and

•	enter into sale and lease-back transactions.

During a period where the collateral and guarantees are in effect under the Credit Agreement, Micron and its restricted subsidiaries are permitted to incur, guarantee or otherwise become liable for indebtedness, and to enter into sale and lease-back transactions, that would otherwise be prohibited under the negative covenants, if after giving effect thereto,

(a)	the aggregate first lien debt secured equally and ratably with obligations under the Credit Agreement does not exceed the greater of (x) $5.0 billion and (y) 33% of consolidated EBITDA; and

(b)	the aggregate priority debt that has lien or structural seniority to obligations under the Credit Agreement does not exceed the greater of (x) $7.5 billion and (y) 75% of consolidated EBITDA.

During a period where the collateral and guarantees are suspended under the Credit Agreement, Micron and its restricted subsidiaries are permitted to incur, guarantee or otherwise become liable for indebtedness, and to enter into sale and lease-back transactions, that would otherwise be prohibited under the negative covenants, if after giving effect thereto,

(a)
the aggregate priority debt of Micron or its domestic restricted subsidiaries that has lien or structural seniority to obligations under the Credit Agreement does not exceed the greater of (x) $1.5 billion and (y) 10% of consolidated EBITDA; and

(b)
the aggregate priority debt of Micron or any of its restricted subsidiaries that has lien or structural seniority to obligations under the Credit Agreement does not exceed the greater of (x) $4.0 billion and (y) 25% of consolidated EBITDA.

The Credit Agreement does not contain any covenant restricting the payment of dividends or the making of other restricted payments by Micron.

The following events are considered events of default under the Credit Agreement:

•	Micron’s failure to pay principal of a loan when due;

•	Micron’s failure to pay (a) any interest or scheduled fees for 5 business days after the date when due and (b) any other obligation for 10 business days after the date when due;

•	Micron’s failure to comply with the financial covenants described above;

•	the failure by Micron or any of its restricted subsidiaries to comply with any other agreement under the Credit Agreement and any security document for a period of 30 days after notice of breach;

•
default under any indebtedness of Micron or a guarantor subsidiary that (a) either results from (i) failure to pay any principal of such indebtedness at its stated final maturity or (ii) a default with respect to another obligation under such indebtedness and such other default results in such indebtedness becoming due and payable before its stated maturity without such indebtedness (so long as such indebtedness is not secured equally and ratably with obligations under the Credit Agreement) having been discharged, cured, waived, rescinded, or annulled within 30 days and (b) the principal amount of which aggregates $100 million or more;

•	certain events of bankruptcy, insolvency, or reorganization with respect to Micron or any of its significant subsidiaries;

•
other than during a period where the collateral and guarantees are suspended under the Credit Agreement, any of the security documents shall cease, for any reason, to be in full force and effect with respect to collateral with a book value greater than $150 million or any lien (affecting collateral with a book value greater than $150 million) created by any of the security documents shall cease to be enforceable and of the same effect and priority purported to be created thereby and such default continues for 60 days after notice;

•
other than during a period where the collateral and guarantees are suspended under the Credit Agreement and except as otherwise permitted, any guarantee provided by a significant subsidiary ceases, for any reason, to be in full force and effect or any significant subsidiary that is a guarantor denies or disaffirms its obligations;

•	an ERISA event has occurred that would reasonably be expected to result in a material adverse effect; and

•	any change of control of Micron.

If an event of default described above with respect to certain events of bankruptcy, insolvency or reorganization with respect to Micron occurs and is continuing, then the lending commitments under the Credit Agreement shall automatically terminate and the principal amount plus interest, fees, and other obligations then outstanding under the Credit Agreement will automatically become due and immediately payable and outstanding letters of credit will be required to be cash collateralized without any further action or notice. If any other event of default occurs and is continuing, then the administrative agent under the Credit Agreement may terminate the revolving commitments, require Micron to provide cash collateral for outstanding letters of credit, and/or accelerate the principal amount plus interest, fees, and other obligations then outstanding under the Credit Agreement to become due and immediately payable.

The lenders under the Credit Agreement and their affiliates have engaged in, and may in the future engage in, other commercial dealings in the ordinary course of business with Micron or its affiliates, including the provision of investment banking, investment management, commercial banking and cash management services, foreign exchange hedging and equipment financing and leasing services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	July 3, 2018	By:	/s/ David A. Zinsner
		Name:	David A. Zinsner
		Title:	Senior Vice President and Chief Financial Officer